Exhibit 99.1

Lexington Realty Trust Announces Public Offering of Common Shares

Company Release - 5/11/2020 4:19 PM ET

NEW YORK, May 11, 2020 (GLOBE NEWSWIRE) -- Lexington Realty Trust (NYSE:LXP) (“Lexington”), a real estate investment trust (REIT) focused on single-tenant industrial real estate investments, today announced that it has commenced an underwritten public offering of 15,000,000 common shares. In connection with the offering, Lexington intends to grant the underwriters a 30-day option to purchase up to an additional 2,250,000 common shares to cover over-allotments, if any.

Lexington intends to use the net proceeds from the offering for working capital and general corporate purposes, including acquisitions it may identify in the future. Pending the application of such net proceeds, Lexington may use such net proceeds to pay down all or a portion of the outstanding balance under its revolving credit facility.

Morgan Stanley and BofA Securities are acting as underwriters for the offering. The underwriters may offer the common shares from time to time for sale in one or more transactions on the New York Stock Exchange, in the over-the-counter market, through negotiated transactions or otherwise at market prices prevailing at the time of sale, at prices related to prevailing market prices at the time of sale or at negotiated prices.

This offering is being conducted pursuant to Lexington’s currently effective shelf registration statement, which was previously filed with the Securities and Exchange Commission. A preliminary prospectus supplement related to the public offering and a final prospectus supplement will be filed with the Securities and Exchange Commission. Copies of the preliminary prospectus supplement and final prospectus supplement, when available, may be obtained from (1) Morgan Stanley & Co. LLC, Attention: Prospectus Department, 180 Varick Street, 2nd Floor, New York, NY 10014, (2) BofA Securities, NC1-004-03-43, 200 North College Street, 3rd floor, Charlotte, North Carolina 28255-0001, Attn: Prospectus Department, Email: dg.prospectus_requests@bofa.com or (3) the Internet site of the Securities and Exchange Commission at http://www.sec.gov.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy securities, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

ABOUT LEXINGTON REALTY TRUST

Lexington Realty Trust (NYSE: LXP) is a publicly traded real estate investment trust (REIT) focused on single-tenant industrial real estate investments across the United States. Lexington seeks to expand its industrial portfolio through build-to-suit transactions, sale-leaseback transactions, development projects and other transactions, including acquisitions.

This release contains certain forward-looking statements which involve known and unknown risks, uncertainties and other factors not under Lexington's control which may cause actual results, performance or achievements of Lexington to be materially different from the results, performance, or other expectations implied by these forward-looking statements. These factors include, but are not limited to, those factors and risks detailed in Lexington's periodic filings with the Securities and Exchange Commission. Except as required by law, Lexington undertakes no obligation to publicly release the results of any revisions to those forward-looking statements which may be made to reflect events or circumstances after the occurrence of unanticipated events.

Contact:

Investor or Media Inquiries for Lexington Realty Trust:
Beth Boulerice, Chief Financial Officer
Lexington Realty Trust
Phone: (212) 692-7200 E-mail: bboulerice@lxp.com

Source: Lexington Realty Trust